Exhibit 5.1

April 19, 2023

Cass Information Systems, Inc.

12444 Powerscourt Drive, Suite 550

St. Louis, MO 63131

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Cass Information Systems, Inc., a Missouri corporation (the “Company”). The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.50 par value per share, in connection with the Cass Information Systems, Inc. 2023 Omnibus Stock and Performance Compensation Plan (the “Plan”).

I, or persons under my supervision and control, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Plan, the Restated Articles of Incorporation, as amended, and the Second Amended and Restated Bylaws of the Company, each as in effect on the date hereof, corporate and other documents, records and papers, and certificates of public officials. In addition, I, or persons under my supervision and control, have discussed and conferred with officers and employees of the Company and its subsidiaries and reviewed such other documents and materials as I have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, I am of the opinion that when the Shares have been issued and delivered on the terms and conditions set forth in the Plan and the Registration Statement, and for the consideration contemplated by the Plan and the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Missouri.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Cass Information Systems, Inc. • 12444 Powerscourt Drive, Suite 550 • St. Louis, Missouri 63131

PHONE 314-506-5500 • FAX 314-506-5955 • www.cassinfo.com

Cass Information Systems

April 19, 2023

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Matthew S. Schuckman,

Executive Vice President,

General Counsel and Secretary

Cass Information Systems, Inc. • 12444 Powerscourt Drive, Suite 550 • St. Louis, Missouri 63131

PHONE 314-506-5500 • FAX 314-506-5955 • www.cassinfo.com